EXHIBIT 21



                              LIST OF SUBSIDIARIES


Subsidiaries of Peak Entertainment Holdings, Inc.:

         Peak Entertainment, Limited (United Kingdom)
         Peak Entertainment Holdings, LLC (Delaware)


Subsidiaries of Peak Entertainment, Ltd.:

         Cameo Collectables Limited (United Kingdom)
         Jusco UK Limited (United Kingdom)
         Jusco Toys Limited (Hong Kong)
         Wembley Sportsmaster Limited (United Kingdom)